Exhibit 99.1

Brett J. Hart Named Acting CEO of United Airlines,

President and CEO Oscar Munoz

to Take Medical Leave

CHICAGO, Oct. 19, 2015 – United Continental Holdings, Inc. (NYSE: UAL) today announced that its president and CEO, Oscar Munoz, is on medical leave following a heart attack he suffered on Oct. 15, 2015. At this time, it is too soon to know the course of treatment and timing of recovery. The UAL board of directors has named Brett J. Hart, currently United’s executive vice president and general counsel, as acting CEO. This appointment is effective immediately.

In addition to serving as United’s general counsel, Hart has been responsible for government and regulatory affairs, corporate real estate, customer experience, corporate security, community affairs, contact centers and food services. Prior to joining United in 2010, Hart served as executive vice president, general counsel and corporate secretary at Sara Lee, partner at Sonnenschein Nath & Rosenthal, and special assistant to the general counsel at the U.S. Department of Treasury. Hart has a bachelor of arts degree in philosophy and English from the University of Michigan and a juris doctorate degree from the University of Chicago Law School.

Hart will work closely with Henry L. Meyer III, non-executive chairman of the board, and United’s experienced executive team to run the company in Munoz’s absence.

“Brett has taken on increasing responsibility beyond general counsel over the last few years in the operations and customer facing areas of the company. I am confident in his ability to continue to implement the company’s strategy and Oscar’s mission of bringing United’s people together around the shared purpose of becoming the best airline for our customers and employees,” said Meyer.

“Oscar’s agenda is focused on customer service, teamwork and innovation and I, along with the executive team, will continue to move quickly to implement it,” said Hart. “We believe strongly that we can continue to make steady progress on increasing shareholder value by working together to deliver a great product to our customers.”

Brett Hart Named Acting CEO of United Airlines, President and CEO Oscar Munoz to Take Medical Leave/ Page 2

The board of directors remains actively engaged in preparing for all potential outcomes regarding the company’s leadership structure.

About United

United Airlines and United Express operate an average of nearly 5,000 flights a day to 373 airports across six continents. In 2014, United and United Express operated nearly two million flights carrying 138 million customers. United is proud to have the world’s most comprehensive route network, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C. United operates nearly 700 mainline aircraft, and this year, the airline anticipates taking delivery of 34 new Boeing aircraft, including the 787-9 and the 737-900ER. United is also welcoming 49 new Embraer E175 aircraft to United Express. The airline is a founding member of Star Alliance, which provides service to 193 countries via 27 member airlines. More than 84,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com, follow @United on Twitter or connect on Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

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